Exhibit 3.1

AMENDMENT NO. 3 TO

SECOND AMENDED AND RESTATED BY-LAWS

OF

ANSYS, INC.

The Second Amended and Restated By-laws of ANSYS, INC. is hereby amended to insert a new Article VII as follows:

ARTICLE VII

EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Section 1. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Adopted and effective as of August 4, 2015